    As filed with the Securities and Exchange Commission on July 31, 1996
                                                 Registration No. 333-
                                                                      ----------
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                             ------------------


                                  FORM S-8

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             ------------------


                           PATTERSON ENERGY, INC.
           (Exact name of registrant as specified in its charter)


            Delaware                                      75-2504748
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)



     4510 Lamesa Highway, Snyder, Texas                           79549
  (Address of Principal Executive Offices)                      (ZIP Code)



                1983 INCENTIVE STOCK OPTION PLAN, AS AMENDED
                                     AND
                    1994 NON-QUALIFIED STOCK OPTION PLAN
                                     OF
    PATTERSON DRILLING COMPANY (FORMERLY, TUCKER DRILLING COMPANY, INC.)
                          (Full title of the plans)


                               CLOYCE A. TALBOTT
                              4510 LAMESA HIGHWAY
                                SNYDER, TX 79549
                    (Name and address of agent for service)


                               (915) 573-1104
        (Telephone number, including area code, of agent for service)

                                 COPIES TO:



JAMES C. BROWN, VICE PRESIDENT--FINANCE             THOMAS H. MAXFIELD, ESQ.
        4510 LAMESA HIGHWAY                             BAKER & HOSTETLER
          SNYDER, TX 79549                      303 EAST 17TH AVENUE, SUITE 1100
                                                     DENVER, COLORADO 80203

      Approximate date of commencement of proposed sales to the public:
 As soon as practicable after this Registration Statement becomes effective.

                       CALCULATION OF REGISTRATION FEE

===========================================================================================================

                                                   Proposed          Proposed maximum
  Title of securities      Amount to be        maximum offering     aggregate offering         Amount of
   to be registered         registered        price per share (1)         price            registration fee
  -------------------   ------------------    -------------------   ------------------     ----------------

 Common Stock,          74,592 shares (2)           $8.615                $642,610               $222.00
 $.01 par value

===========================================================================================================


         (1) Calculated pursuant to Rule 457(h), based upon the exercise price of outstanding options granted pursuant to the Plans set forth above on this facing sheet. The exercise prices for shares underlying options previously granted range from $7.77 to $8.277 per share.

         (2) Consists of 66,600 shares of Common Stock issuable upon exercise of options outstanding under the 1983 Incentive Stock Option Plan, as amended, and 7,992 shares of Common Stock issuable upon exercise of options outstanding under the 1994 Non-Qualified Stock Option Plan.
================================================================================

                             THE STOCK OPTION PLANS

         This Registration Statement relates to an aggregate of 74,592 shares of common stock, $.01 par value (the "Patterson Common Stock"), of Patterson Energy, Inc. ("Patterson") issuable upon the exercise of stock options that were granted under the 1983 Incentive Stock Option Plan and the 1994 Non-Qualified Stock Option Plan (collectively, the "Plans") of Tucker Drilling Company, Inc. ("Tucker") to key employees and non-employee directors of Tucker prior to the merger (the "Merger") on July 30, 1996 of Patterson Drilling Company ("Patterson Drilling"), then a wholly-owned subsidiary of Patterson, with and into Tucker, with Tucker as the surviving corporation under the name "Patterson Drilling Company." The Merger was consummated pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 22, 1996, as amended, between and among Patterson, Patterson Drilling and Tucker. As a part of the Merger Agreement, Patterson agreed that each option (a "Tucker Stock Option") to purchase shares of the common stock of Tucker ("Tucker Common Stock") which was outstanding under the Plans immediately prior to the effective date of the Merger would become and represent an option to purchase the number of shares of Patterson Common Stock determined by multiplying the number of shares of Tucker Common Stock subject to a Tucker Stock Option immediately prior to the effective date by 0.74 at an exercise price per share of Patterson Common Stock equal to the exercise price per share of Tucker Common Stock immediately prior to the effective date divided by 0.74.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and Note to Part I of Form S-8.



                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates by reference in this Registration
Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995;

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (c)     The Registrant's Current Report on Form 8-K dated April 22,
1996;

         (d)     The Registrant's Current Report on Form 8-K dated April 30,
1996;

         (e)     The Registrant's Current Report on Form 8-K dated May 16,
1996;

         (f) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1995; and

         (g) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, which became effective with the Securities and Exchange Commission on November 2, 1993.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates all shares under the Plan have been sold or which deregisters all shares then remaining unsold under the Plan, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         The DGCL provides for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights to which these indemnifications or advancements of expenses may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action under official capacity and as to action in another capacity when holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...."

         The Board of Directors is empowered to make other indemnification as authorized under any bylaw, agreement, the Certificate of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the DGCL.

         The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant's Bylaws provide that to the extent that a director or officer of the Registrant is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. In other circumstances, a director or officer of the Registrant may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of the Registrant to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification of a director or officer is proper will be made by a disinterested majority of the Registrant's Board of Directors, by independent legal counsel or by the stockholders of the Registrant. The Registrant's Bylaws also provide that the Registrant may advance the payment of expenses and that the indemnification and advancement of expenses provisions of the Bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are filed herewith:

   Exhibit     Item 601 Cross
   Number        Reference       Document as Form S-8 Exhibit
   ------     ---------------    ----------------------------
     4.2             4           Article Fourth of the Certificate of
                                 Incorporation, as amended, of Patterson
                                 Energy, Inc.

     5.1             4           Opinion re Legality (with Consent)

    10.1             10          1983 Incentive Stock Option Plan, as amended,
                                 of Patterson Drilling Company (formerly,
                                 Tucker Drilling Company, Inc.)

    10.2             10          1994 Non-Qualified Stock Option Plan of
                                 Patterson Drilling Company (formerly, Tucker
                                 Drilling Company, Inc.)

    24.1             24          Consent of Experts

Item 9.  Undertakings.

         1.      The Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                          Provided, however, that paragraphs (1)(a)(i) and
                 (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas on the 30th day of July, 1996.

                                        PATTERSON ENERGY, INC.


                                        By:     /s/ A. Glenn Patterson
                                           ------------------------------------
                                           A. Glenn Patterson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of July 30, 1996, by the following persons in the capacities indicated:


          /s/ Cloyce A. Talbott            Chairman of the Board, Director
- -----------------------------------------  and Chief Executive Officer
           Cloyce A. Talbott
      Principal Executive Officer



          /s/ A. Glenn Patterson           President, Chief Operating Officer
- -----------------------------------------  and Director
            A. Glenn Patterson



          /s/ Robert C. Gist               Director
- -----------------------------------------
            Robert C. Gist

                                           Director
- -----------------------------------------
            Kenneth E. Davis


          /s/ James C. Brown               Vice President--Finance,
- -----------------------------------------  Secretary and Treasurer
            James C. Brown                 and Chief Financial Officer
    (Principal Accounting Officer)


                                 EXHIBIT INDEX

   Exhibit
   Number     Document as Form S-8 Exhibit                                        Page No.
   ------     ----------------------------                                        --------
     4.2      Article Fourth of the Certificate of Incorporation,
              as amended, of Patterson Energy, Inc.

     5.1      Opinion re Legality (with Consent)

    10.1      1983 Incentive Stock Option Plan of Patterson
              Drilling Company (formerly, Tucker Drilling Company, Inc.)

    10.2      1994 Non-Qualified Stock Option Plan of Patterson
              Drilling Company (formerly, Tucker Drilling Company, Inc.)

    24.1      Consent of Experts